Exhibit 99.3

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief	David Schull, President
President and CEO	david.schull@russopartnersllc.com
858.717.2310
Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
858.453.7200, ext. 1479	tony.russo@russopartnersllc.com
212.845.4251

www.arenapharm.com

Arena Pharmaceuticals to Receive $60 Million from Deerfield Management

- Arena to Use $30 Million of Proceeds to Prepay Outstanding Debt -

SAN DIEGO, August 6, 2010 — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today that it has agreed to sell a total of 8,955,224 shares of its common stock, at a price of $6.70 per share, in a registered direct public offering to entities affiliated with Deerfield Management, a healthcare investment organization. Arena expects to receive gross proceeds, before expenses, of approximately $60 million. The closing of the offering is expected to take place on or before August 10, 2010.

Arena will use $30 million of the proceeds from this offering to prepay the portion of the loan principal that otherwise would have been required to be repaid in July 2012 under the existing Facility Agreement between Arena and Deerfield. Arena and Deerfield also amended the Facility Agreement to defer the $20 million principal repayment required to be made in July 2011 until June 17, 2013, subject to Arena receiving US Food and Drug Administration, or FDA, approval by the July 2011 repayment date to market and sell lorcaserin, which is Arena’s lead drug candidate for weight management. The FDA has assigned a PDUFA date of October 22, 2010, for review of the lorcaserin New Drug Application.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.